As filed with the Securities and Exchange Commission on December 22, 2006
Registration No. 333-[___]

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

INTELLIGROUP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	11-2880025
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

499 Thornall Street Edison, New Jersey 08837 (732) 590-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2004 EQUITY INCENTIVE AWARD PLAN
(Full title of the plan)

Vikram Gulati President and Chief Executive Officer Intelligroup, Inc. 499 Thornall Street Edison, New Jersey 08837 (732) 590-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradd Williamson, Esq. Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, New York 10022 (212) 906-1200

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01 per share not previously registered	500,000	$1.36	$680,000	$107
Common Stock, par value $0.01 per share registered under the Prior Plan	118,350	N/A(1)	N/A(1)	N/A(1)

(1)

The 2004 Equity Incentive Award Plan (the “2004 Plan”) authorizes the issuance of shares of common stock of Intelligroup, Inc. (the “Company”) up to a maximum number equal to the sum of (a) 500,000 additional shares of common stock issued under the 2004 Plan pursuant to an amendment approved by the stockholders of the Company on June 8, 2006, and (b) 118,350 shares previously registered for offer or sale under the Intelligroup, Inc. 1996 Stock Plan (the “Prior Plan”) which were not issued under the Prior Plan and which may be offered or sold under the 2004 Plan (the “Carried Forward Shares”).  The Carried Forward Shares were registered on a Registration Statement on Form S-8 filed on February 11, 2000 (File No. 333-11486), and the Company paid a total registration fee of $19,139, of which $689.01 related to the Carried Forward Shares.  In accordance with Instruction E to the General Instructions to Form S-8 and other guidance promulgated by the Securities Exchange Commission, the Company has carried forward the registration fee for the Carried Forward Shares.  The Company is concurrently filing a Post-Effective Amendment to the Registration Statement on Form S-8 filed no February 11, 2000 (File No. 333-11486) registering shares pursuant to the Prior Plan, to deregister the applicable shares that were not issued under the Prior Plan.

(2)

For purposes of computing the registration fee only.  Pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low trading prices ($1.36) of the Company’s common stock as reported by the National Association of Securities Dealers’ Automated Quotation Service on December 21, 2006.

REGISTRATION OF ADDITIONAL SECURITIES

          Intelligroup, Inc. (the “Company”) is hereby registering 618,350 additional shares of its Common Stock, $0.01 par value (“Common Stock”), for issuance under the Company’s 2004 Equity Incentive Award Plan (the “2004 Plan”) pursuant to General Instruction E to From S-8 (Registration of Additional Securities).  A Registration Statement on Form S-8 File No. 333-70244, registering 3,844,741 shares of Common Stock (which 3,844,741 shares includes 2,744,741 shares of Common Stock which were previously available for issuance under the Company’s 1996 Stock Plan and which were not issued under such plan and which were carried forward for issuance under the 2004 Plan), was previously filed with the Securities and Exchange Commission on May 1, 2006.  Effective as of June 8, 2006, the 2004 Plan was amended to authorize the issuance of an additional 500,000 shares of Common Stock pursuant to awards granted under the 2004 Plan. A Registration Statement on Form S-8 File No. 333-11486, registering 3,250,000 shares of Common Stock was previously filed with the Securities and Exchange Commission on February 11, 2000.  An additional 118,350 shares of Common Stock were previously available for issuance under the Company’s 1996 Stock Plan and were not issued under such plan are being carried forward for issuance under the 2004 Plan.

INCORPORATION BY REFERENCE

          The contents of the Registration Statement on Form S-8 filed on May 1, 2006 (File No. 333-72044), with respect to 3,844,741 shares of Common Stock are hereby incorporated by reference.

          The following documents, which have been filed with the Securities and Exchange Commission pursuant to Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

A.	The Company’s periodic report on Form 10-Q for the period ended March 31, 2006.

B.	The Company’s periodic report on Form 10-Q for the period ended June 30, 2006.

C.	The Company’s periodic report on Form 10-Q for the period ended September 30, 2006.

EXHIBITS

          A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

2

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Iselin, State of New Jersey, on December 20, 2006.

INTELLIGROUP, INC.

By:	/s/ Alok Bajpai

Name:	Alok Bajpai
Title:	Chief Financial Officer

POWER OF ATTORNEY

          Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Alok Bajpai as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Vikram Gulati	President and Chief Executive Officer (Principal Executive Officer)	December 20, 2006

Vikram Gulati

/s/ Alok Bajpai	Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2006

Alok Bajpai

/s/ Ravi Adusumalli	Director	December 20, 2006

Ravi Adusumalli

/s/ Ajit Isaac	Director	December 20, 2006

Ajit Isaac

/s/ Babar Khan	Director	December 20, 2006

Babar Kahan

/s/ Srinivasa Raju	Director	December 20, 2006

Srinivasa Raju

/s/ Sandeep Reddy	Director	December 20, 2006

Sandeep Reddy

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION

5.1	Opinion of Counsel.

23.1	Independent Registered Public Accounting Firm’s Consent.

23.2	Consent of Counsel (included in Exhibit 5.1).